Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Reports Strong Third Quarter 2009 Results

•                  Third quarter 2009 revenue increases 15% year over year to $41.0 million

•                  Third quarter 2009 EBITDA increases 17% year over year to $4.4 million

•                  Third quarter 2009 earnings per share of $0.13, excluding deal-related expenses

Woonsocket, RI, November 2, 2009 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR) today announced financial results for the third quarter and nine months ended September 30, 2009.

Third Quarter 2009 Results

Net revenues for the third quarter of 2009 were $41.0 million, a 15% increase from $35.6 million in the third quarter of 2008.  This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers’ networks.  The increase in revenue was also driven by strength in several key categories, including nursery, bath and monitors.

Gross profit for the third quarter of 2009 was $14.9 million, a 20% increase compared to $12.5 million in the third quarter of 2008.  Gross margin for the third quarter of 2009 was 36.4%, an increase from 35.0% in the third quarter of 2008 and from the 35.5% reported in the second quarter of 2009.  Gross margin improved sequentially due to the benefit of cost reductions that were negotiated during Q1 in addition to lower commodity prices, lower costs from re-engineered products and the implementation of alternative sourcing initiatives.

Selling, general and administrative (“SG&A”) expenses, excluding depreciation, amortization, non-cash stock option expense, and deal-related expenses were $10.5 million for the third quarter of 2009, compared to $8.7 million for the third quarter of 2008.  SG&A as a percentage of net revenues was 25.7% in the third quarter of 2009, an increase compared to 24.5% in the third quarter of 2008 and the 25.1% reported in the second quarter of 2009.  SG&A expenses increased year over year due to higher variable costs from higher revenues, increased promotional expense as retail customers continued to advertise significantly during the quarter, and several key new hires.

EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization, non-cash stock option expense, and deal-related expenses), was $4.4 million for the third quarter of 2009, a 17% increase compared to $3.8 million for the third quarter of 2008.  EBITDA margin for the third quarter of 2009 was 10.7% compared to 10.6% for the third quarter of 2008.

Net income, excluding deal-related fees, for the third quarter of 2009 was $2.1 million, or $0.13 per share, compared to $1.6 million, or $0.11 per share, for the third quarter of 2008.

As of September 30, 2009, the Company had approximately $2.7 million of cash and $37.9 million of debt.  The ratio of net debt to EBITDA (as defined) was approximately 2.5 times as of September 30, 2009.  The majority of the debt matures in June 2011.  The Company is in compliance with all debt covenants and continues to be able to access its credit lines.

“We had continued strong performance in the third quarter across our business,” commented Jason Macari, Chairman and Chief Executive Officer of Summer Infant.  “We generated solid increases both on a sequential and year over year basis, generating sales of approximately $41.0 million and EBITDA of $4.4 million in the third quarter.  While we are encouraged by the recent pickup in sales trends, we continue to closely monitor consumer spending and point of sales data, as it is still a challenging environment.  We continue to benefit from the major retailers consolidating vendors and focusing on manufacturers who can provide a broad product offering. Thus, we remain committed to continually expanding the number of categories and products in our portfolio in order to solidify and strengthen our relationships with our key retail customers.  We recently entered the crib category through the acquisition of Butterfly Living in July 2009, and our retail customers have already responded favorably to this new product offering. In addition, we continue to aggressively invest in new product development in order to increase our market share.

“As expected, our gross margin continued to improve in the third quarter driven by cost reductions negotiated in the first quarter, the benefit of lower commodity costs, our recent efforts to refine our product mix, and the implementation of alternative sourcing strategies,” added Mr. Macari. “We are also very excited about the recent appointments of Denis Horton as EVP of International Operations and Jeff Hale as Chief Operating Officer to our senior management team.  We believe they will be instrumental in growing our business to a much higher level.”

“Looking ahead, we are very encouraged by ordering rates and POS trends so far in the fourth quarter despite the tough operating environment,” continued Mr. Macari.  “Nevertheless, the fourth quarter is typically seasonally slower than the third quarter, as retailers generally allocate more of their purchasing dollars to seasonal holiday items as opposed to our product categories.  Therefore, we project our fourth quarter sales and profits to be somewhat lower than the third quarter.  We are encouraged by the product placements we have received for next year; based on retailer commitments, we expect to significantly increase our shelf space and generate net revenue in 2010 of at least $170 million.”

Nine Months Ended September 30, 2009 Results

For the nine months ended September 30, 2009, net revenues were $114.2 million, an increase of 17% compared to $98.0 million for the first nine months of 2008.  EBITDA (as defined herein above), excluding deal-related fees, for the nine months ended September 30, 2009 was $10.7 million, or 9.4% of net revenues, compared to the $10.0 million, or 10.3% of net revenues, during the first nine months of 2008.

Accounting for Interest Rate Swap Agreements

In 2007 and 2008 the Company entered into various interest rate swap agreements as required under the Bank of America credit agreement.  These interest rate swap agreements provide a hedge against potential increases in interest rates by locking in a portion of the outstanding debt at a fixed rate. The fair value of the swaps approximated the stated value from the inception of the swaps until the fourth quarter of 2008, when the fair value declined due to the significant dislocation that occurred in the financial markets. This decline in value was not recorded by the Company at that time. Consequently, the Company will be restating its fourth quarter and full year 2008 results to record a liability and a charge to the income statement of approximately $0.7 million, which reflects the reduced fair value of the swaps at December 31, 2008 (net of income tax impact).  If the swaps are held to maturity, as required by the credit agreement, the fair value and the stated value will ultimately equal each other. Therefore the 2008 expense of $0.7 million is expected to reverse into income over the next two years. The restatement will reduce stockholders’ equity from $62.2 million to $61.5 million at December 31, 2008.  The restatement of 2008 results will have no impact on operating income or cash flow of the company. The Company is in the process of revising certain of its prior financial filings.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, November 2, 2009 at 4:30 p.m. Eastern Time, to discuss financial results for its third quarter and nine months ended September 30, 2009.  This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by dialing (480) 629-9714 (confirmation code: 4177499).  In addition, a telephone replay will be available by dialing (303) 590-3030 (confirmation code: 4177499) through November 16, 2009, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, non-cash stock option expense, and deal-related expenses.  The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due.  EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance.  However, reconciliation for forward-looking EBITDA projections presented in this release is not being provided due to the number of variables in the projected range of EBITDA.  The EBITDA range in this release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December

31, 2008, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

ICR

(415) 419-5606

devlin.lander@icrinc.com

Summer Infant, Inc.

Consolidated Statements of Operations (unaudited)

 (amounts in thousands of US dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net revenues	$40,984	$35,575	$114,194	$97,982
Cost of goods sold	26,080	23,109	74,016	63,263
Gross profit	14,904	12,466	40,178	34,719
Selling, general, and administrative expenses	10,517	8,706	29,444	24,648
Depreciation and amortization	1,014	741	3,043	1,866
Deal-related fees	215	—	215	214
Non-cash stock option expense	133	90	632	270
Income before interest	3,025	2,929	$6,844	7,721
Interest expense	232	506	1,128	1,473
Income before taxes	$2,793	$2,423	$5,716	$6,248
Provision for income taxes	838	817	1,715	2,312
Net income	$1,955	$1,606	$4,001	$3,936

Net Income, excluding deal-related fees	$2,106	$1,606	$4,152	$4,071

Earnings per diluted share	$0.12	$0.11	$0.26	$0.27

Earnings per share, excluding deal-related fees	$0.13	$0.11	$0.27	$0.28

Shares used in fully diluted EPS (in 000’s)	16,010	15,056	15,608	14,627

EBITDA Reconciliation:
Income before interest	$3,025	2,929	$6,844	7,721
Plus: depreciation and amortization	1,014	741	3,043	1,866
Plus: deal-related fees	215	—	215	214
Plus: non-cash stock option expense	133	90	632	270
EBITDA	$4,387	$3,760	$10,734	$10,071

Note: Financial results for the nine months ended September 30, 2008 do not include the full nine month impact of the acquisitions of Basic Comfort, which closed on March 31, 2008, and Kiddopotamus, which closed on April 18, 2008.  If the acquisitions had occured on January 1, 2008, the results for the first six months of 2008 would have included approximately $5.9 million and $1.0 million of additional revenue and EBITDA, respectively, from the acquisitions of Basic Comfort and Kiddopotamus.

Summer Infant, Inc.

Consolidated Balance Sheet

(amounts in thousands of US dollars)

	Unaudited September 30, 2009	December 31, 2008 (a)

Cash and cash equivalents	$2,714	$988
Trade receivables	34,758	29,358
Inventory	28,702	30,882
Property and equipment, net	11,294	11,212
Goodwill and other intangibles	60,733	55,582
Other assets	2,226	2,513
Total assets	$140,427	$130,535

Current portion of long-term debt	$2,307	$1,654
Accounts payable, accrued expenses and other liabilities	35,172	25,141
Long term debt, less current portion	35,578	42,277
Total liabilities	73,057	69,072

Total stockholders’ equity	67,370	61,463
Total liabilities and stockholders’ equity	$140,427	$130,535

(a) includes adjustment to prior year audited numbers for fair value interest rate swap accounting; liabilities have increased by $748 and stockholders’ equity has decreased by $748 as of December 31, 2008 from previously reported numbers.